                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.4

                               U.S. $1,000,000,000

                   SENIOR UNSECURED CREDIT FACILITY AGREEMENT

                          Dated as of November 3, 2003

                                      Among

                               HALLIBURTON COMPANY

                                  as Borrower,

                             THE BANKS NAMED HEREIN

                                    as Banks,

                          CITICORP NORTH AMERICA, INC.

                            as Administrative Agent,

                               JPMORGAN CHASE BANK

                              as Syndication Agent,

                                       and

                               ABN AMRO BANK, N.V.

                             as Documentation Agent

                               Co-Lead Arrangers:

                         CITIGROUP GLOBAL MARKETS INC.,

                       GOLDMAN SACHS CREDIT PARTNERS L.P.

                                       and

                           J.P. MORGAN SECURITIES INC.


                                TABLE OF CONTENTS

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
                                    Article I
                        DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms........................................     1
Section 1.02 Computation of Time Periods..................................    13
Section 1.03 Accounting Terms; GAAP.......................................    13
Section 1.04 Miscellaneous................................................    13
Section 1.05 Ratings......................................................    13

                                   Article II
                        AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances.................................................    13
Section 2.02 Making the Advances..........................................    14
Section 2.03 Repayment of Advances........................................    14
Section 2.04 Termination and Reduction of Commitments.....................    15
Section 2.05 Prepayments..................................................    15
Section 2.06 Fees.........................................................    16
Section 2.07 Interest.....................................................    16
Section 2.08 Additional Interest on Eurodollar Rate Advances..............    17
Section 2.09 Interest Rate Determination..................................    17
Section 2.10 Payments and Computations....................................    18
Section 2.11 Increased Costs and Capital Requirements.....................    19
Section 2.12 Taxes........................................................    20
Section 2.13 Sharing of Payments, Etc.....................................    22
Section 2.14 Illegality...................................................    22
Section 2.15 Conversion of Advances.......................................    23
Section 2.16 Replacement or Removal of Bank...............................    23
Section 2.17 Evidence of Indebtedness.....................................    24

                                   Article III
                              CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Effectiveness........................    24
Section 3.02 Conditions Precedent to Each Advance.........................    28
Section 3.03 Determinations Under Section 3.01............................    28

                                   Article IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower...............    29

                                    Article V
                            COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants........................................    31

Section 5.02 Negative Covenants...........................................    34
Section 5.03 Financial Covenants..........................................    38

                                   Article VI
                                EVENTS OF DEFAULT

Section 6.01 Events of Default............................................    38

                                   Article VII
                                    THE AGENT

Section 7.01 Authorization and Action.....................................    40
Section 7.02 Agent's Reliance, Etc........................................    41
Section 7.03 The Agent and its Affiliates.................................    41
Section 7.04 Bank Credit Decision.........................................    41
Section 7.05 Indemnification..............................................    41
Section 7.06 Successor Agent..............................................    42
Section 7.07 Co-Lead Arrangers, Syndication Agent, Documentation Agent....    42

                                  Article VIII
                                  MISCELLANEOUS

Section 8.01 Amendments, Etc..............................................    42
Section 8.02 Notices, Etc.................................................    43
Section 8.03 No Waiver; Remedies..........................................    44
Section 8.04 Expenses and Taxes; Compensation.............................    44
Section 8.05 Right of Set-Off.............................................    45
Section 8.06 Limitation and Adjustment of Interest........................    46
Section 8.07 Binding Effect...............................................    46
Section 8.08 Assignments and Participations...............................    47
Section 8.09 Execution in Counterparts....................................    48
Section 8.10 Jurisdiction; Damages........................................    49
Section 8.11 Confidentiality..............................................    49
Section 8.12 Governing Law................................................    50
Section 8.13 Waiver of Jury Trial.........................................    51

                                      ANNEX

Annex A

                                    SCHEDULES

Schedule I       -        Commitments
Schedule II      -        Filing Entities
Schedule III     -        Bank Information
Schedule 4.01(g) - Asbestos and Silica Non-US Litigation
Schedule 4.01(h) - Domestic Subsidiaries

                                    EXHIBITS

Exhibit A      -  Form of Note
Exhibit B      -  Form of Notice of Borrowing
Exhibit C-1    -  Form of Opinion of Bruce A. Metzinger
Exhibit C-2    -  Form of Opinion of Counsel to the Borrower
Exhibit D      -  Form of Assignment and Acceptance

                   SENIOR UNSECURED CREDIT FACILITY AGREEMENT
                          Dated as of November 3, 2003

         Halliburton Company, a Delaware corporation (the "Borrower"), the lenders party hereto and Citicorp North America, Inc. ("CNAI"), as Administrative Agent hereunder, agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01 Certain Defined Terms. As used in this Agreement, the terms "Borrower" and "CNAI" shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Advance" has the meaning specified in Section 2.01 and refers to a Base Rate Advance or a Eurodollar Rate Advance (each, a "Type" of Advance).

         "Affected Bank" has the meaning specified in Section 2.15.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or any Subsidiary of such Person.

         "Agent" means CNAI in its capacity as Administrative Agent pursuant to
Article VII and any successor in such capacity pursuant to Section 7.06.

         "Agent's Account" means the account of the Agent maintained by the Agent with _______________ at its office at ____________________, New York, New
York _____, Account No. __________, Attention: _______________, or such other account as the Agent shall specify in writing to the Banks.

         "Agreement" means this Senior Unsecured Credit Facility Agreement dated as of October 30, 2003 among the Borrower, the Banks and the Agent, as amended from time to time in accordance with the terms hereof.

         "Applicable Commitment Fee Rate" has the meaning specified in Annex A.

         "Applicable Lending Office" means, with respect to each Bank, (i) in the case of a Base Rate Advance, such Bank's Domestic Lending Office, and (ii) in the case of a Eurodollar Rate Advance, such Bank's Eurodollar Lending Office.

         "Applicable Margin" has the meaning specified in Annex A.

         "Asset Sale" means any sale, lease or other disposition by the Borrower or any of its Subsidiaries of any asset but excluding (i) dispositions of assets in the ordinary course of business, (ii) dividends and distributions permitted by Section 5.02(c), (iii) dispositions to the Borrower or a Subsidiary of the Borrower, (iv) dispositions constituting investments and capital contributions,
(v) dispositions of any fixed or capital asset pursuant to a sale/leaseback transaction which is consummated within 180 days of the Borrower or such Subsidiary acquiring or completing the construction of such asset, and (vi) dispositions of "Collateral" under and as defined in the Revolving Credit Facility and the Master LC Facility which are required to be deposited in the Shared Collateral Account or the L/C Cash Collateral Account. For the avoidance of doubt, a Securitization Transaction does not constitute an Asset Sale.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D.

         "Availability Date" means the date, on or before the Termination Date, of satisfaction in full of the Conditions Precedent to Effectiveness set forth in Section 3.01.

         "Bankruptcy Court" means the U.S. Bankruptcy Court for the Western District of Pennsylvania.

         "Banks" means the Banks party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 8.08(a), (b) and (d).

         "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

                  (b) the sum (adjusted to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, to the next higher 1/8 of 1%) of
         (i) 1/2 of one percent per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of Citibank in the United States; and

                  (c) the sum of 1/2 of one percent per annum plus the Federal Funds Rate in effect from time to time.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.07(a).

         "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market.

         "Chapter 11 Cases" means the cases to be filed by the Filing Entities under Chapter 11 of the Bankruptcy Code.

         "Citibank" means Citibank, N.A., a national banking association.

         "Co-Lead Arrangers" means Citigroup Global Markets Inc., GSCP and J.P. Morgan Securities Inc.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

         "Collateral Trust Agreement" means the Collateral Trust Agreement, dated as of November __, 2003, between the Borrower and the Collateral Trustee.

         "Collateral Trustee" means Citibank, N.A., in its capacity as collateral trustee under the Collateral Trust Agreement.

         "Commitment" means, with respect to any Bank at any time, the amount set forth opposite such Bank's name on Schedule I hereto, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

         "Commitment Fee" has the meaning specified in Section 2.06(a).

         "Consolidated Debt" means at any time the Debt of the Borrower and its consolidated subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP.

         "Consolidated Debt to Total Consolidated Capitalization Ratio" means, as of any date of calculation, the ratio of the Borrower's Consolidated Debt outstanding on such date to the sum of (i) Consolidated Debt and (ii) Consolidated Net Worth outstanding on such date.

         "Consolidated EBITDA" means, with reference to any period of time, the EBITDA of the Borrower and its consolidated subsidiaries calculated on a consolidated basis for such period, determined in accordance with GAAP.

         "Consolidated Interest Expense" means, with reference to any period, the Interest Expense of the Borrower and its consolidated subsidiaries calculated on a consolidated basis for such period, determined in accordance with GAAP.

         "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrower and its consolidated subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock), determined in accordance with GAAP and excluding any aggregate charges for asbestos litigation claims.

         "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08,
2.14 or 2.15.

         "Convertible Notes" means the 3 1/8% Convertible Senior Notes of the Borrower due July 15, 2023, issued pursuant to the Convertible Notes Indenture.

         "Convertible Notes Indenture" means the Indenture dated as of June 30, 2003 between the Borrower, as issuer and JPMCB, as Trustee.

         "Debt" of any Person means (i) Indebtedness of such Person, plus (ii) obligations of such Person under direct third party guaranties for borrowed money, plus (iii) the aggregate face amount of all outstanding letters of credit in respect of which such Person has any reimbursement obligation (other than Performance Letters of Credit), plus (iv) 50% of the aggregate face amount of all outstanding Performance Letters of Credit issued of such Person, plus (v) the Net Asbestos Liability, minus (vi) any Unrestricted Cash.

         "Debt Incurrence" means the issuance to unaffiliated third parties by the Borrower or any of its Subsidiaries of any Indebtedness in a public or private transaction, excluding Indebtedness (i) incurred pursuant to the Revolving Credit Facility or the Master LC Facility, (ii) incurred pursuant to a Working Capital Facility, (iii) of the type described in Section 5.02(a)(iii) or
Section 5.02(b)(iii), (iv) constituting Permitted Non-Recourse Indebtedness, (v) constituting capital leases or (vi) constituting a guaranty of Indebtedness of a type described in clauses (i) through (v) of this definition.

         "Default" means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosed Litigation" means the litigation described in the information provided by or on behalf of the Borrower to the Agent for disclosure to the Banks prior to the Availability Date of this Agreement.

         "Disclosure Statement" means the disclosure statement, dated as of September 18, 2003, with respect to the Plan of Reorganization proposed to be filed in connection with the Chapter 11 Cases as may be supplemented or restated prior to the date of filing of the Chapter 11 Cases.

         "Documentation Agent" means ABN AMRO Bank, N.V., solely in its capacity as documentation agent under the Agreement.

         "Dollars" and "$" means lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "EBITDA" means (a) Net Income plus (b) to the extent deducted in determining Net Income, (i) Interest Expense, (ii) taxes, and (iii) depreciation and amortization minus (c) to the extent added in determining Net Income, extraordinary gains (including gains from assets sales) for such period, plus
(d) to the extent recognized in determining Net Income, extraordinary, non-recurring losses (excluding asbestos charges) for such period. EBITDA shall be calculated on a rolling four quarters basis using the financial results for the four-quarter period ending on the date as of which the calculation is made.

         "Eligible Assignee" means (i) any Bank, (ii) any Affiliate of any Bank and (iii) with the consent of the Agent (which consent shall not be unreasonably withheld) and, so long as no Event of Default under Section 6.01(a) or 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld), any other Person not covered by clause (i) or (ii) of this definition; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

         "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

         "Equity Issuance" means any issuance in a capital markets transaction (public or private) of Equity Interests of the Borrower or any Subsidiary of the Borrower to unaffiliated third parties, excluding (i) Equity Interests issued pursuant to plans, programs and practices described in Section 5.02(c)(v) and
(vii), (ii) Equity Interests issued as consideration for a business acquisition,
(iii) Equity Interests issued in connection with the Stock Agreement and (iv) Equity Interests issued in a conversion of the Convertible Notes in accordance with their terms.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414(a) or (b) of the Internal Revenue Code, and, for purposes of Section 412 of the Internal Revenue Code,
Section 414(m) of the Internal Revenue Code.

         "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in
Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; provided, however, that in no event shall the filing of the Chapter 11 Cases be an ERISA Event.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on
Schedule I hereto, in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending

Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate per annum is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

         "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.07(b).

         "Eurodollar Rate Reserve Percentage" of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Events of Default" has the meaning specified in Section 6.01.

         "Existing Indebtedness" means Indebtedness of each Borrower and its Subsidiaries outstanding immediately before the date of filing of the Chapter 11 Cases.

         "Exit Date" means the date on which (i) the Plan of Reorganization shall have been confirmed and (ii) the Order Entry shall have occurred.

         "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

         "Filing Entities" means the Borrower's Subsidiaries listed on Schedule II hereto.

         "Financial Statements" means the consolidated balance sheet and other financial statements of the Borrower and its consolidated subsidiaries dated December 31, 2002 included in the Borrower's Form 10-K filing with the SEC for the fiscal year ended December 31, 2002, as amended prior to the date of filing of the Chapter 11 Cases in order to reflect changes in the Borrower's segment reporting.

         "First Advance" has the meaning specified in Section 2.01.

         "First Drawdown Date" has the meaning specified in Section 2.01.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "GSCP" means Goldman Sachs Credit Partners L.P.

         "HESI" means Halliburton Energy Services, Inc., a Delaware corporation.

         "Indebtedness" means, for any Person, (a) its liabilities for borrowed money or the deferred purchase price of property or services (other than current accounts and salaries payable or accrued in the ordinary course of business),
(b) obligations of such Person for borrowed money evidenced by bonds, debentures, notes or other similar instruments and (c) all Indebtedness of others the payment, purchase or other acquisition or obligation of which such Person has assumed, or the payment, purchase or other acquisition or obligation of which such Person has otherwise become directly or contingently liable for.

         "Indemnified Costs" has the meaning specified in Section 7.05.

         "Indemnified Party" has the meaning specified in Section 8.04(c).

         "Interest Charge Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four-fiscal quarter period then ended (excluding, for each quarter through and including the quarter ending December 31, 2003, any non-cash charges related to the proposed global asbestos settlement contemplated in the Borrower's press release dated December 18, 2002) to (b) Consolidated Interest Expense (calculated in accordance with GAAP) for the four-fiscal quarter period then ended.

         "Interest Expense" means for any period, interest expense, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period, determined in accordance with GAAP, without duplication.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:

                  (i) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

                  (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                  (iii) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

                  (iv) the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default under Section 6.01(a) shall have occurred and be continuing at the time of selection.

         "Joint Venture Debt" has the meaning specified in Section 5.02(a)(vii).

         "JPMCB" means JPMorgan Chase Bank, a New York banking corporation.

         "June 2003 10-Q" means the Borrower's Form 10-Q filing with the SEC for the quarter ended on June 30, 2003.

         "JV Subsidiary" means each Subsidiary of the Borrower (a) that, at any time, directly holds an Equity Interest in any joint venture (not a Subsidiary) and (b) that has no other material assets.

         "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property and the rights of setoff of banks shall not constitute a "Lien" on or in respect of the relevant property.

         "Loan Documents" means this Agreement and the Notes.

         "Master LC Facility Agreement" means the senior secured master letter of credit facility agreement, dated as of October 30, 2003, among the Borrower, the Borrower's subsidiaries party thereto, the banks party thereto, CNAI, as agent, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as co-lead arrangers.

         "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Bank under any Loan Document or (c) the ability of the Borrower to perform its Obligations under any Loan Document to which it is or is to be a party; provided, however, the filing of the Chapter 11 Cases shall not be deemed to constitute a Material Adverse Effect.

         "Maturity Date" means the date which is 364 days after the First Drawdown Date.

         "Moody's" means Moody's Investors Service, Inc. or any successor to its debt ratings business.

         "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Net Asbestos Liability" means (a) estimated asbestos litigation claims minus (b) estimated insurance for asbestos litigation claims, in each case as reflected in the financial statements most recently delivered pursuant to
Section 5.01(d)(i) and 5.01(d)(ii) (or, prior to such date, financial statements as filed in the June 2003 10-Q), to the extent that such liability is greater than zero.

         "Net Cash Proceeds" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (whether as initial consideration or through payment or disposition of deferred consideration), less (at the option of the Borrower) (without duplication):

                  (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions;

                  (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower of the Affiliate or any Borrower and are properly attributable to such transaction or to the asset that is the subject thereof;

                  (c) if such Reduction Event is an Asset Sale, (i) the amount of all Indebtedness secured by an assets subject to that Asset Sale and subject to mandatory prepayment as a result of that Asset Sale, and (ii) up to $150,000,000 (less the aggregate amount deducted from Net Cash Proceeds in reliance on this subclause (ii) in connection with one or more prior Asset Sales consummated on or after the date hereof) of such cash proceeds.

         "Net Income" means, for any period, the Borrower's net income for such period, as determined in accordance with GAAP.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.

         "Notice of Borrowing" has the meaning specified in Section 2.02(a).

         "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

         "Offering Document" has the meaning specified in Section 3.01(p).

         "Order Entry" has the meaning specified in Section 3.01(m).

         "Other Taxes" has the meaning specified in Section 2.13(b).

         "Performance Letter of Credit" means a letter of credit qualifying as a "performance-based standby letter of credit" under 12 C.F.R. Part 3, Appendix A,
Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

         "Permitted Non-Recourse Indebtedness" means Indebtedness and other obligations of the Borrower or any Subsidiary incurred in connection with the acquisition or construction by the Borrower or such Subsidiary of any property with respect to which:

                  (a) the holders of such Indebtedness and other obligations agree that they will look solely to the property so acquired or constructed and securing such Indebtedness and other obligations, and neither the Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness; and

                  (b) no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Borrower or such Subsidiary to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Plan" means a Single Employer Plan or a Multiple Employer Plan.

         "Plan of Reorganization" means the plan of reorganization in the form attached as Exhibit B to the Disclosure Statement.

         "Pro Rata Share" of any amount means, with respect to any Bank at any time, such amount times a fraction (a) the numerator of which is the sum of (x) the amount of such Bank's Commitment at such time plus (y) the aggregate principal amount of Advances made by such Bank and outstanding at such time and
(b) the denominator of which is the sum of (x) the aggregate Commitments at such time plus (y) the aggregate principal amount of Advances outstanding at such time.

         "Project Financing" means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary, (b) are secured by a Lien of the type permitted under clause (iii) of Section 5.02(a) and (c) constitute Permitted Non-Recourse Indebtedness (other than recourse to the assets of, and Equity Interests in, any Project Finance Subsidiary).

         "Project Finance Subsidiary" means a Subsidiary that is a special-purpose entity created solely to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (ii) own an interest in any such asset or project.

         "Projections" has the meaning assigned thereto in Section 4.01(l).

         "Property" or "asset" (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Receivables Subsidiary" means (i) Oilfield Services Receivables Corporation, a Delaware corporation, and any other transferor under the transaction referred to in Section 5.02(a)(i), including any replacement transaction and (ii) any other special purpose entity created in connection with a Securitization Transaction.

         "Reduction Event" mean (i) any Asset Sale (other than an Asset Sale, the Net Cash Proceeds of which, when aggregated with the Net Cash Proceeds of any related Asset Sale, do not exceed $5,000,000), (ii) any Debt Incurrence, or
(iii) any Equity Issuance.

         "Register" has the meaning specified in Section 8.08(c).

         "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Required Banks" means at any time Banks owed or holding at least 66 2/3% of the sum of (i) the aggregate principal amount of the Advances outstanding at such time and (ii) the aggregate Commitments at such time.

         "Responsible Officer" means each of the chairman and chief executive officer, the president, the chief financial officer, the treasurer, the secretary or any vice president (whether or not further described by other terms, such as, for example, senior vice president or vice president-operations) of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.

         "Revolving Credit Agreement" means the 3-Year Revolving Credit Agreement dated as of October 30, 2003 among the Borrower, the banks party thereto and CNAI, as Administrative Agent.

         "S&P" means Standard & Poor's Ratings Service Group, a division of The McGraw-Hill Companies, Inc. on the date hereof, or any successor to its debt ratings business.

         "SEC" means the Securities and Exchange Commission or any successor thereof.

         "Second Advance" has the meaning specified in Section 2.01.

         "Second Drawdown Date" has the meaning specified in Section 2.01.

         "Secured Holders" has the meaning specified under the Collateral Trust Agreement.

         "Securitization Transaction" means any transfer by the Borrower or any Subsidiary of accounts receivable or interests therein (including, without limitation, all collateral securing such accounts receivable, all contracts and guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivables), or grant of a security interest therein, (a) to a trust, in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers.

         "Settlement Payments" means payments by the Borrower of approximately $2.775 billion to asbestos and silica claimants as described in the Disclosure Statement.

         "Shared Collateral Account" means the account of the Borrower with Citibank, N.A. at its office at __________ in the name of the Collateral Trustee and under its sole dominion and control, and subject to the terms of the Pledge Agreement, dated as of November __, 2003, made by the Borrower and Halliburton Energy Services, Inc. in favor of the Collateral Trustee, and the Collateral Trust Agreement.

         "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

         "Subsidiary" of any Person means any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

         "Subsidiary Guarantor" means a Subsidiary of the Borrower that has executed a guaranty of the Borrower's Obligations hereunder in form and substance satisfactory to the Agent.

         "Syndication Agent" means JPMCB, solely in its capacity as syndication agent under the Agreement.

         "Take-Out Bankers" means one or more investment bankers reasonably satisfactory to CNAI, GSCP and JPMCB.

         "Take-Out Securities" means debt or equity-linked securities of the Borrower intended to finance the Settlement Payments or refinance the Advances under this Agreement.

         "Taxes" has the meaning specified in Section 2.13(a).

         "Termination Date" means June 30, 2004, or the earlier date of termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

         "Transaction" means the consummation of the Plan of Reorganization, the creation of the Trusts, the Settlement Payments and related transactions.

         "Trusts" means the trusts to be organized pursuant to Section 524(g) and 105(a) of the Bankruptcy Code as provided in the Plan of Reorganization.

         "Type" has the meaning specified in the definition of Advance.

         "Unrestricted Cash" means cash not subject to a security interest granted by a Person to a third party (other than the Collateral Trustee for the benefit of the Secured Holders). For the avoidance of doubt, contractual and statutory offset rights are not considered to be security interests for the purposes of this definition.

         "Working Capital Facility" means a committed or uncommitted revolving credit agreement facility entered into by the Borrower or a Subsidiary of the Borrower to obtain working capital financing in the ordinary course of business.

         Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

         Section 1.04 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

         Section 1.05 Ratings. A rating, whether public or private, by S&P or Moody's shall be deemed to be in effect on the date of announcement or publication by S&P or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating. In the event the standards for any rating by Moody's or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt supported by a letter of credit, guaranty or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt. If either Moody's or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof. For example, if Moody's rates some senior unsecured long-term debt of the Borrower Baa1 and other such debt of the Borrower Baa2, the senior unsecured long-term debt of the Borrower shall be deemed to be rated Baa2 by Moody's.

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES

         Section 2.01 The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make (i) a single advance (the "First Advance") to the Borrower on a date (the "First Drawdown Date") designated in writing by the Borrower, which shall be a date on or after the Availability Date but prior to the Termination Date, in an amount not to (x) exceed such Bank's Commitment or (y) be less than 50% of such Bank's Commitment, in each case as of the First Drawdown Date and (ii) a second advance (the "Second Advance" and, together with the First Advance, the "Advances" and each, an "Advance") to the Borrower on a date (the "Second Drawdown Date") designated in writing by the Borrower, which shall be a date not later than 90 days after the First Drawdown Date and in no event later than the Termination Date, in an amount not to exceed such Bank's Commitment as of the Second Drawdown Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

         Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice in the form of Exhibit B (a "Notice of Borrowing"), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Borrowing comprised of Base Rate Advances and (ii) on the third Business Day prior to the date of a proposed Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof by facsimile. Each Notice of Borrowing shall be by facsimile, confirmed immediately in writing, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Bank shall, before 2:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Bank's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

                  (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for all purposes.

                  (d) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         Section 2.03 Repayment of Advances. The Borrower shall repay to the Agent for the ratable account of the Banks the aggregate outstanding principal amount of the Advances (which amount shall be reduced as a result of the application of prepayments in accordance with Section 2.05) as follows: (a) 50% of the aggregate outstanding principal amount of the Advances on the date which is 120 days after the

First Drawdown Date and (b) the remaining aggregate outstanding principal amount of the Advances on the Maturity Date.

         Section 2.04 Termination and Reduction of Commitments. (a) Optional. The Borrower shall have the right, upon at least five Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $1,000,000. Any termination or reduction of any of the Commitments shall be permanent.

                  (b) Mandatory. (i) On the First Drawdown Date, after giving effect to the First Advance, the Commitment of each Bank shall be automatically and permanently reduced by an amount equal to the portion of the First Advance advanced by such Bank.

                  (ii) On the Second Drawdown Date, after giving effect to the Second Advance, the aggregate Commitments of the Banks shall automatically and permanently terminate.

                  (iii) Prior to the First Drawdown Date, the Commitments of the Banks shall be automatically and permanently reduced on each date of receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds of a type referred to in Section 2.05(b), by an amount equal to the amount of such Net Cash Proceeds so received.

                  (iv) The Commitments shall automatically and permanently terminate on the Termination Date.

         Section 2.05 Prepayments. (a) Optional. The Borrower may upon at least five Business Days' notice to the Agent, stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period applicable to such Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).

                  (b) Mandatory. Within five Business Days after the date of receipt by the Borrower or any of its Subsidiaries (other than a Project Finance Subsidiary) (or, in the case of a non-wholly-owned Subsidiary, the pro rata share attributable to the Borrower's (direct or indirect) percentage interest in such Subsidiary) of any of the following amounts, the Borrower shall prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing by an amount equal to the amount so received:

                           (i)      Net Cash Proceeds from a Reduction Event;

                           (ii) Net Cash Proceeds remaining in the Shared Collateral Account or released to the Borrower or one of its Subsidiaries therefrom after prepayment of "Advances" under and as defined in the Master LC Facility pursuant to the terms of the Master LC Facility; and

                           (iii) Net Cash Proceeds of insurance received by the Borrower or any of its Subsidiaries in respect of asbestos or silica claims.

If this subsection (b) would otherwise require prepayment of Eurodollar Rate Advances or portions thereof prior to the last day of the then current Interest Period therefore, each such prepayment may, if the Borrower so elects and unless the Agent otherwise notifies the Borrower upon the instructions of the Required Banks, be deferred to such last day of the related Interest Period. The Borrower shall, on the date such prepayment would have been required but for the provisions of the preceding sentence, deposit the amounts that would have been required as a prepayment to an account under the sole dominion and control of the Agent, and the Agent shall distribute such funds in accordance with Section
2.11 on the last day of such Interest Period.

         Section 2.06 Fees. (a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee to but excluding the earlier of (x) the Second Drawdown Date and (y) the Termination Date on the amount of such Bank's Commitment, payable quarterly in arrears on the last day of each March, June, September and December hereafter, commencing December 31, 2003, and on the Termination Date, at a rate per annum equal to the Applicable Commitment Fee Rate (the "Commitment Fee").

                  (b) Other Fees. The Borrower agrees to pay to the Agent, the Co-Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.

         Section 2.07 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (a) During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided, that any amount of principal of a Base Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2%.

                  (b) During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Revolving Credit Advance shall be Converted or paid in full; provided, that any amount of principal of a Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, (i) from the date on which such amount is due until the end of the Interest Period for such Revolving Credit Advance, at a rate per annum equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time plus 2%, and (ii) from the end of such Interest Period until such amount is paid in full, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2%.

                  (c) Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Sections 2.07(a) and 2.07(b)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2% per annum.

         Section 2.08 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Bank during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Bank and notified to the Borrower through the Agent.

         Section 2.09 Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.07(b).

                  (b) If the Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances:

                  (i) the Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,

                  (ii) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (iii) the obligation of the Banks to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

                  (c) If, with respect to any Eurodollar Rate Advances, the Required Banks notify the Agent (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period or (B) that Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Agent shall forthwith so notify the Borrower and the Banks, whereupon

                  (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

                  (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

                  (d) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Banks and such

Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).

                  (e) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.

                  (f) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

         Section 2.10 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent (except that payments under Section 2.08 shall be paid directly to the Bank entitled thereto) at Two Penns Way, Suite 200, New Castle, Delaware 19720, in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Commitment Fees ratably (except amounts payable pursuant to Section 2.11 or Section 2.12 and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Agent, the Borrower shall notify the Agent of the Borrowing to which such payment shall apply. In the absence of such notice the Agent may specify the Borrowing to which such payment shall apply.

                  (b) All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof) and of Commitment Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof, the Base Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and Commitment Fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

         Section 2.11 Increased Costs and Capital Requirements. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Advance (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Bank is organized or has its Applicable Lending Office or any political subdivision thereof),, then the Borrower shall from time to time, within 15 days after demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If following the introduction of or any change in any applicable law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) any Bank determines that compliance by such Bank with any such law or regulation or guideline or request regarding capital adequacy affects or would affect the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type, then, within 15 days after demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such Person in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend hereunder; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand, unless such additional amounts had not been imposed or were not determinable on the date that is 90 days prior to such demand. A certificate setting forth in reasonable detail such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Each Bank shall make reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.11 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

         Section 2.12 Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction of such Bank's Applicable Lending Office or principal executive office or any political subdivision thereof, and all liabilities with respect thereto (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"), except as may otherwise be required by law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased by such amount (an "Additional Amount") as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Any such payment by the Borrower shall be made in the name of the relevant Bank or the Agent (as the case may be).

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the Notes (hereinafter referred to as "Other Taxes").

                  (c) The Borrower will indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.12) imposed on or paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 2.12(c) shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor describing such Taxes or Other Taxes in reasonable detail.

                  (d) If the Agent or a Bank reasonable determines that it has finally and irrevocably received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts, pursuant to this Section 2.12, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent such refund is attributable, as reasonably determined by such Agent or Bank, to such indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or Bank, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to the Agent or

Bank in the event the Agent or Bank is required to repay such refund to the applicable taxation authority. Nothing contained in this Section 2.12(d) shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it determines appropriate nor oblige the Agent or any Bank to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require the Agent or any Bank to do anything that would prejudice its ability to benefit from any other tax relief to which it may be entitled.

                  (e) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in
Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Agent). In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes imposed by the jurisdiction from which such payment is made. For purposes of this Section 2.12(e) and Section 2.12(f), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Code.

                  (f) Each Bank organized under the laws of a jurisdiction outside the United States, (i) on or prior to the date of the Initial Extension of Credit in the case of each such Bank listed on the signature pages hereof,
(ii) on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, (iii) on or before the date, if any, it changes its Applicable Lending Office, and (iv) from time to time thereafter if reasonably requested in writing by the Borrower or the Agent or promptly upon the obsolescence or invalidity of any form previously delivered by such Bank (but only so long as such Bank remains lawfully able to do so), shall provide the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or, in the case of a Bank that is entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code, (A) a certificate representing that such Bank is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and (B) Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by such Bank, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes (or, in the case of a Bank providing the certificate described in clause (A), certifying that such Bank is a foreign corporation, partnership, estate or trust). If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate or require a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purposes of this
Section 2.12 unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement (or the date, if any, a Bank changes its Applicable Lending Office), the Bank assignor (or such Bank) was entitled to payments under subsection (a) of this Section
2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes, subject to the provisions of this subsection (f)) United States withholding tax, if any, applicable with respect to the Bank assignee (or such Bank) on such date.

                  (g) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described in subsection
(f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (f) above), such Bank shall not be entitled to indemnification or payment of an Additional Amount under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States to the extent such United States Taxes exceed the United States Taxes that would have been imposed had such form been provided; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

                  (h) Any Bank claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.12 shall use commercially reasonable efforts (consistent with its generally applicable internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to designate a different Applicable Lending Office following the reasonable request in writing of the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Bank, require the disclosure of information that the Bank reasonably considers confidential, or be otherwise disadvantageous to such Bank.

         Section 2.13 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Advances owing to it (except amounts payable pursuant to Sections 2.08, 2.11 or 2.12, and except that any Bank may receive less than its ratable share of interest to the extent Section 8.06 is applicable to it) in excess of its ratable share of payments on account of the principal of or interest on the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.14 Illegality. Notwithstanding any other provision of this Agreement, if any Bank ("Affected Bank") shall notify the Borrower and the Agent that the introduction of or any change in any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the Banks and the Agent that the circumstances causing such suspension no longer exist and

(ii) forthwith after such notice from an Affected Bank to the Agent and the Borrower, all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion); provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. In the event any Bank shall notify the Agent of the occurrence of any circumstance contemplated under this Section 2.14, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made. Each Bank that has delivered a notice of illegality pursuant to this Section
2.14 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.

         Section 2.15 Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.02(b), 2.09 and 2.14, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.15, and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default under Section 6.01(a) shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.15. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower. If any Event of Default under Section 6.01(a) shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.

         Section 2.16 Replacement or Removal of Bank. In the event that any Bank shall claim payment of any increased costs pursuant to Section 2.11 or any additional amounts pursuant to Section 2.12, or exercises its rights under
Section 2.14, the Borrower shall have the right, if no Default or Event of Default then exists, to (a) replace such Bank with an Eligible Assignee in accordance with Section 8.08(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance); provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Agent) to purchase on a date therein specified all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest, Commitment Fees and Letter of Credit Fees accrued thereon to the date of such purchase, and (ii) shall execute and deliver to the Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment prior to such replacement), provided, further, that no Bank or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank or (b) remove such Bank without replacing it; provided that the Borrower may not remove a Bank pursuant to this clause (b) if the aggregate

Commitments of all Banks so removed would exceed $100,000,000. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.16, acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds by the Eligible Assignee replacing such Bank, execution of such Assignment and Acceptance by such Bank, such Eligible Assignee and the Agent, the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.04 and all other amounts owed by the Borrower to such Bank (other than Commitment Fees and Letter of Credit Fees accrued for the account of such Bank and the principal of and interest on the Advances of such Bank purchased by such Eligible Assignee) and notice by the Borrower to the Agent that such payment has been made, such Eligible Assignee shall constitute a "Bank" hereunder with a Commitment as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder except that the rights under Sections 2.08, 2.11, 2.12 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences before or concurrently with its ceasing to be a "Bank" hereunder. If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer or such Eligible Assignee or the Agent fails to execute the relevant Assignment and Acceptance, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.11 or the additional amounts pursuant to Section 2.12, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer or to execute the relevant Assignment and Acceptance, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.

         Section 2.17 Evidence of Indebtedness. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Bank in a principal amount equal to the Commitment of such Bank. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

                                  ARTICLE III
                              CONDITIONS OF LENDING

         Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the "Availability Date") on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks and the following additional conditions precedent shall have been satisfied, except that Section 2.04, Section 2.06 and
Section 5.01(i) shall become effective as of the first date on which the Agent shall have received counterparts of this Agreement duly executed by the Borrower and all of the Banks:

                  (a) The Borrower shall have notified the Agent in writing as to the proposed Availability Date, and the Availability Date shall occur no later than June 30, 2004.

                  (b) Each of the Co-Lead Arrangers shall be reasonably satisfied that there has been no material adverse change since August 18, 2003 (which shall not be deemed to refer to the contemplated restructurings disclosed to the Co-Lead Arrangers prior to such date) in either (i) the corporate and legal structure and capitalization of the Borrower and its material Subsidiaries, including, without limitation, the charters and bylaws of each of the Borrower and each of its material Subsidiaries and each agreement or instrument relating thereto or (ii) the projected financial condition of the Borrower and its Subsidiaries on a consolidated basis following the Order Entry.

                  (c) The Agent shall have received on or before the Availability Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

                           (i) The Notes to the order of the Banks to the extent requested by any Bank pursuant to Section 2.17.

                           (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document to which the Borrower is or is to be a party, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document to which the Borrower is or is to be a party.

                           (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is or is to be a party and the other documents to be delivered by the Borrower hereunder.

                           (iv) A favorable opinion of Bruce A. Metzinger, Assistant Secretary and Assistant General Counsel for the Borrower, in substantially the form of Exhibit C-1 hereto.

                           (v) A favorable opinion of Baker Botts LLP, counsel for the Borrower, in substantially the form of Exhibit C-2 hereto.

                           (vi) A solvency opinion of Houlihan Lokey Howard & Zukin in form and substance satisfactory to the Co-Lead Arrangers.

                           (vii) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

                  (d) Each of the Co-Lead Arrangers shall be satisfied that the investigation of the Borrower by the Securities and Exchange Commission has been concluded or will be concluded without (i) giving rise to a Material Adverse Effect, including, without limitation, the obligation to restate prior reported earnings or (ii) adversely affecting the Borrower's ability to access the capital markets in the reasonable judgment of any of the Co-Lead Arrangers.

                  (e) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to have a Material Adverse Effect other than the Disclosed Litigation or (ii) purports to affect the legality, validity or enforceability of the Borrower's obligations or the rights and remedies of the Banks relating to the Agreement and the other Loan Documents, and except as set forth in Schedule 4.01(f) to this Agreement there shall have been no material adverse change in the status, or financial effect on the Borrower and its subsidiaries on a consolidated basis, of the Disclosed Litigation from that described to the Agent prior to August 18, 2003.

                  (f) There shall have occurred no material adverse change (which term shall not be deemed to refer to the commencement of the Chapter 11 Cases) in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, on a consolidated basis, since December 31, 2002, except as disclosed in the June 2003 10-Q and except for the accounting charges to be taken by the Borrower directly in connection with the Settlement Payments and except as set forth in Schedule 4.01(f) to this Agreement, and the Agent shall have received a certificate signed by a Responsible Officer of the Company stating that the condition in this
         Section 3.01(f) has been satisfied as of the Effective Date.

                  (g) Each of the Co-Lead Arrangers shall be satisfied that the Borrower and its subsidiaries are not subject to material contractual or other restrictions that would be violated by the Transaction, including the incurrence of indebtedness under this Agreement, the Master LC Facility Agreement and the Revolving Credit Agreement, the granting of guarantees and collateral and the payment of dividends by subsidiaries.

                  (h) The Master LC Facility Agreement shall be effective unless terminated in accordance with its terms.

                  (i) The Revolving Credit Agreement shall be effective in accordance with its terms.

                  (j) Except as otherwise permitted by the Loan Documents, all governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Co-Lead Arrangers) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Co-Lead Arrangers that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

                  (k) The Plan of Reorganization shall have been confirmed, including without limitation the economic and other terms of the settlement contemplated thereby, without any material changes not approved by each of the Co-Lead Arrangers.

                  (l) A final, non-appealable order reasonably satisfactory to the Co-Lead Arrangers shall have been entered in the Chapter 11 Cases approving the establishment of one or more trusts pursuant to
         Section 524(g) of the Bankruptcy Code in order to resolve the present asbestos claims and future demands against any of the Borrower's subsidiaries identified on Schedule 4.01(h) hereto, arising from exposure to asbestos and/or asbestos-related products prior to the date of entry of such order, which order (i) enjoins the assertion of such asbestos claims against the Borrower and such subsidiaries, (ii) contains an injunction which is reasonably satisfactory in scope, nature and extent to each of the Co-Lead Arrangers and (iii) incorporates the terms of the Plan of Reorganization.

                  (m) A final, non-appealable order reasonably satisfactory to each of the Co-Lead Arrangers shall have been entered in the Chapter 11 Cases approving the establishment of one or more trusts pursuant to
         Section 105(a) of the Bankruptcy Code in order to resolve the present silica claims and future demands against any of the Borrower's subsidiaries identified on Schedule 4.01(h) hereto, arising from exposure to silica and/or silica related products prior to the date of entry of such order, which order (i) enjoins the assertion of such silica claims against the Borrower and such subsidiaries, (ii) contains an injunction which is reasonably satisfactory in scope, nature and extent to each of the Co-Lead Arrangers and (iii) incorporates the terms of the

         Plan of Reorganization. The entries of the orders referred to in clauses (m) and (n) of this Section 3.01 are collectively referred to as the "Order Entry".

                  (n) The long-term senior unsecured debt of the Borrower shall have been recently confirmed by letter at BBB or higher (stable outlook) by S&P and Baa2 or higher (stable outlook) by Moody's, provided, that if all other conditions precedent to funding under the Senior Unsecured Credit Facility have been met and S&P and/or Moody's has stated in writing that the only condition remaining to be met in order for the Borrower to attain such ratings is the funding of the Settlement Payments, the Co-Lead Arrangers will deliver a letter to S&P and/or Moody's, as the case may be, to the effect that the Settlement Payments will be funded immediately upon receipt of written confirmation of such ratings.

                  (o) (i) At least $300 million of the "Revolving Credit Commitments" under and as defined in the Revolving Credit Agreement shall on the Availability Date be available to be drawn, and such commitments shall not be scheduled to terminate before the date which is at least eighteen months after the proposed Availability Date and
         (ii) the Borrower shall not have indebtedness in excess of $300 million due on or before the first anniversary of the Availability Date (excluding indebtedness under this Agreement).

                  (p) The Borrower shall have delivered, at least 30 days before the date of the First Drawdown Date, a complete initial draft of a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (an "Offering Document") to the Take-Out Bankers (with a copy to the Co-Lead Arrangers) relating to the then-contemplated Take-Out Securities, which Offering Document contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 71) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act of 1933 and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered public offering of the Take-Out Securities), and can arrange for the delivery of a customary comfort letter in connection therewith satisfactory to the Take-Out Bankers.

                  (q) An engagement letter in connection with the offering of equity or debt securities described therein (including, without limitation, the Take-Out Securities) among the Borrower and the Take Out Bankers shall be in full force and effect.

                  (r) On the Availability Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Availability Date, stating that:

                           (i) The representations and warranties contained in Section 4.01 are correct on and as of the Availability Date,

                           (ii) No event has occurred and is continuing that constitutes a Default,

                           (iii) Any default under the Borrower's or any of its material Subsidiaries' material debt instruments that would be triggered by the filing of the Chapter 11 Cases and related transactions has been permanently waived or amended, and

                           (iv) To the Borrower's knowledge, the Borrower will not be required for any reason to cause its consolidated financial statements for fiscal year 2001 or 2002 to be reaudited or restated after the date hereof, except in order to reflect changes in the Borrower's segment reporting.

                  (s) All accrued fees and reasonable out-of-pocket expenses of the Co-Lead Arrangers (including the reasonable fees and expenses of counsel to the Co-Lead Arrangers for which invoices have been submitted) shall have been paid.

                  (t) The Borrower shall have paid all accrued fees and reasonable out-of-pocket expenses of the Agent (including reasonable fees and expenses of counsel for which invoices have been submitted).

         Section 3.02 Conditions Precedent to Each Advance. The obligation of each Bank to make an Advance (including the First Advance and the Second Advance) shall be subject to the further conditions precedent that each of the Co-Lead Arrangers shall be satisfied that there are no material asbestos or silica claims against the Borrower and its Subsidiaries, including any Subsidiary not listed on Schedule 4.01(h) hereto, asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products prior to the date of the Order Entry, that were not resolved pursuant to the Order Entry which could reasonably be expected to have a Material Adverse Effect and on the date of such Advance, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing of which such Advance is a part shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

                  (i)      the representations and warranties contained in
         Section 4.01 are correct on and as of the date of such Advance (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

                  (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default; and

                  (iii) there exists no request or directive issued by any governmental authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance) contemplated hereby.

         Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, the Agent, the Co-Lead Arrangers and each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Agent, designates as the proposed Availability Date, specifying its objection thereto. The Agent shall promptly notify the Banks and the Borrower of the occurrence of the Availability Date, which notice shall be conclusive and binding.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to own its properties, to conduct its business as now being conducted and to execute, deliver and perform each Loan Document to which it is or is to be a party, except for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated hereby (including, without limitation, the Transaction, each Borrowing and the use of the proceeds thereof) and the transactions contemplated thereby (i) are within the Borrower's organizational power, (ii) have been duly authorized by all necessary organizational action, and (iii) do not contravene (A) the Borrower's certificate of organization or by-laws,
         (B) any law, rule, regulation, order, writ, injunction or decree, or
         (C) any contractual restriction under any material agreements binding on or affecting the Borrower or any Subsidiary of the Borrower or any other contractual restriction the contravention of which would have a Material Adverse Effect.

                  (c) No authorization, approval, consent, license or other action by, and no notice to or filing with, any governmental authority, regulatory body or other Person is required for the due execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby (including, without limitation, the Transaction, each Borrowing and the use of the proceeds thereof) and the transactions contemplated thereby, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.

                  (d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

                  (e) The Financial Statements have been reported on by KPMG LLP and fairly present the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of their operations and cash flows for the year then ended, all in accordance with GAAP. The unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at June 30, 2003 and the related unaudited consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the six months then ended, included in the Borrower's June 2003 10-Q, fairly present, subject to year-end audit adjustments, the consolidated financial position of the Borrower and its consolidated subsidiaries as at such date and the consolidated results of their operations and cash flows for the six months ended on such date, all in accordance with GAAP. Since December 31, 2002 there has been no material adverse change (which shall not be deemed to refer to the filing of the Chapter 11 Cases or to the accounting charge to be taken by the Borrower directly in connection with the

         Settlement Payments) in the condition (financial or otherwise), operations, business or prospects of the Borrower and its Subsidiaries, taken as a whole except as disclosed in the June 2003 10-Q.

                  (f) Except as set forth in the Borrower's Form 10-K for the year ended December 31, 2002, the June 2003 10-Q and Schedule 4.01(f) to this Agreement and except for litigation, investigations and proceedings arising after the date hereof that are described in reasonable detail in a notice from the Borrower to the Agent, there is no litigation, investigation or proceeding pending or, to the Borrower's knowledge, threatened against or affecting the Borrower, any of its Subsidiaries or any of its or their respective rights or properties before any court or by or before any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question or purports to affect any transaction contemplated hereby or the legality, validity, binding effect or enforceability of any Loan Document.

                  (g) Schedule 4.01(g) hereto constitutes a complete and accurate list of all pending non-US lawsuits as of October 30, 2003 against the Borrower and its Subsidiaries (including, without limitation, claims arising through a Subsidiary not listed on Schedule II hereto) asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products and, except as set forth in such
         Schedule 4.01(g) and other non-material asbestos or silica claims disclosed to the Co-Lead Arrangers in writing prior to October 30, 2003, the Borrower has not been notified of (A) any claims against the Borrower and its Subsidiaries asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products which will not be resolved pursuant to the Order Entry or (B) any adoption or change of any statute, rule or regulation affecting such claims or future claims against the Borrower and its Subsidiaries asserting exposure to asbestos, asbestos-related products, silica and/or silica-related products, in each case, which could be reasonably expected to have a Material Adverse Effect.

                  (h) Schedule 4.01(h) hereto lists all of the Borrower's domestic Subsidiaries as of October 30, 2003.

                  (i) Neither the Borrower nor any Subsidiary of the Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Following the application of the proceeds of each Advance, (i) not more than 25% of the value of the assets of the Borrower that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the Borrower's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U); and (ii) not more than 25% of the value of the assets of the Borrower and its Subsidiaries that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the right or ability of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be any such margin stock. No proceeds of any Advance will be used in any manner that is not permitted by Section 5.02.

                  (j) The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  (k) Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  (l) No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the Notes (as modified or supplemented by other information furnished) contains as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries ("Projections"), no representation or warranty is made other than that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time.

                                   ARTICLE V
                            COVENANTS OF THE BORROWER

         Section 5.01 Affirmative Covenants. So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable law, rules, regulations and orders (including, without limitation, ERISA and environmental laws and permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

                  (b) Preservation of Corporate Existence, Etc. (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, the Borrower or such Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole) its corporate existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) qualify and remain qualified as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

                  (c) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim if the failure to do so (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.

                  (d)      Reporting Requirements. Furnish to the Agent:

                           (i) not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (1) the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail, and (2) a copy of the Borrower's Form 10-Q for such quarter as filed with the SEC and copies of each Form 8-K (other than press releases) filed by the Borrower with the SEC during such quarter;

                           (ii) not later than 120 days after the end of each fiscal year of the Borrower, (1) copies of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, and (2) a copy of the Borrower's Form 10-K for such year as filed with the SEC and copies of each Form 8-K filed by the Borrower with the SEC during such year (other than those Forms 8-K previously delivered to the Banks in accordance with Section 5.01(d)(i) and press releases);

                           (iii) within five Business Days after filing with the SEC, copies of all registration statements (other than on Form S-8), proxy statements and Schedules 13-D filed by, or in respect of, the Borrower or any of its Subsidiaries with the SEC;

                           (iv) as soon as possible, and in any event within ten days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;

                           (v) promptly (and in any event within five Business Days) after any change in, or withdrawal or termination of, the rating of any senior unsecured long-term debt of the Borrower by S&P or Moody's, notice thereof;

                           (vi) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its holders of common stock; and

                           (vii) such other information as any Bank through the Agent may from time to time reasonably request.

         Information required to be delivered pursuant to Sections 5.01(d)(i), 5.01(d)(ii), 5.01(d)(iii) or 5.01(d)(vi) shall be deemed to have been delivered on the date on which the Borrower provides notice to each Agent that such information has been posted on the Borrower's website on the Internet at www.halliburton.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such

         Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information.

                  (e) Inspections. At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with its and their officers and independent accountants provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Borrower, and the Borrower shall have the opportunity to be present at any such discussion.

                  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and, if a comparable arm's-length transaction is known by the Borrower, no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that the foregoing restriction shall not apply to

                           (i) transactions between or among the Borrower and its subsidiaries;

                           (ii) transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

                           (iii) to the extent permitted by law, customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

                           (iv) any transactions pursuant to agreements among the Borrower and/or its Subsidiaries and the Trusts entered into in connection with the Plan of Reorganization;

                           (v) transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than the contract or agreement as in effect on the date hereof;

                           (vi) any transaction or series of transactions between the Borrower or any Subsidiary and any of their joint ventures, provided that (a) such transaction or series of transactions is in the ordinary course of business and consistent with past practices of the Borrower, and/or its Subsidiaries and their joint ventures and (b) such Affiliate transaction involves aggregate consideration paid to such Affiliate not in excess of $35 million; or

                           (vii)    any payment, distribution or other
                  transaction of the type described in 5.02(c) and permitted thereunder.

         (i) Use its best efforts to effect, as promptly as practicable after the date hereof, one or more capital markets issuances of debt (and, after the date which is 180 days after the Availability Date, equity-linked) offerings or placements in aggregate amount sufficient to (i) reduce the Commitments hereunder to zero and/or repay the Advances in full (it being understood that this covenant shall not create an obligation on the part of the Borrower to refinance the Commitments and Advances hereunder in their entirety or substantially in their entirety with equity-linked securities) and (ii) repay "Advances" (as defined in the Master LC Facility Agreement) in full under the Master LC Facility Agreement.

         Section 5.02 Negative Covenants. So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired to secure Indebtedness or reimbursement obligations in respect of letters of credit, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

                           (i)      Liens incurred pursuant to (A) the
                  transactions contemplated by the Receivables Transfer Agreement, dated as of April 15, 2002, by and among Oilfield Services Receivables Corporation, a Delaware corporation, as transferor, Halliburton Energy Services, Inc., a Delaware corporation, individually and as collection agent, other parties thereto, and any replacement, extension or renewal thereof, and the receivables purchase agreement related thereto and (B) other Securitization Transactions;

                           (ii) Liens on or with respect to any of the properties of the Borrower and any of its Subsidiaries existing on the date hereof;

                           (iii) (A) Liens upon or in property acquired (including acquisition through merger or consolidation) or constructed or improved by the Borrower or any of its Subsidiaries including general intangibles, proceeds and improvements, accessories and upgrades thereto and created contemporaneously with, or within 12 months after, such acquisition or the completion of construction or improvement to secure or provide for the payment of all or a portion of the purchase price of such property or the cost of construction or improvement thereof (including any Indebtedness incurred to finance such acquisition, construction or improvement), as the case may be and (B) Liens on property (including any unimproved portion of partially improved property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction (including any Indebtedness incurred to finance such construction) if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower; provided, however, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;

                           (iv) Liens arising in connection with capitalized leases permitted hereunder, provided that no such Lien shall extend to or cover any assets other than the assets subject to such capitalized leases; and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto;

                           (v) any Lien existing on any property including general intangibles, proceeds and improvements, accessories and upgrades thereto prior to the acquisition (including acquisition through merger or consolidation) thereof by the Borrower or any of its Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that such a Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover property other than the asset being acquired including general intangibles, proceeds and improvements, accessories and upgrades thereto;

                           (vi) Liens to secure any extension, renewal, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements), in whole or in part, of any Indebtedness or other obligation secured by any Lien referred to in the foregoing clauses (ii), (iii), (iv) and
                  (v), provided that (A) the principal amount of the Indebtedness or other obligation secured thereby is no greater than the outstanding principal amount of such Indebtedness or other obligation immediately before such extension, renewal, refinancing, refunding or replacement and (B) such Lien shall only extend to such assets as are already subject to a Lien in respect of such Indebtedness or other obligation;

                           (vii) Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Subsidiary), and liens on the assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such joint venture and/or such JV Subsidiary. For purposes hereof, "Joint Venture Debt" shall mean Indebtedness and other obligations as to which the lenders will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the stock or assets of the Borrower or any Subsidiary, other than such pledged assets of such JV Subsidiary

                           (viii) Liens on the Equity Interests of DII and Mid-Valley, Inc. in favor of the Trusts;

                           (ix) Liens securing other Indebtedness and obligations under hedge agreements, provided that at the time of the creation, incurrence or assumption of any Indebtedness or obligation under a hedge agreement secured by such Liens and after giving effect thereto, the sum of the principal amount of such Indebtedness and the mark-to-market value of such obligations under hedge agreements secured by Liens permitted by this clause (ix) shall not exceed, when taken together with the aggregate principal amount of Indebtedness of Subsidiaries outstanding pursuant to Section 5.02(b)(vii), 15%
                  of Consolidated Net Worth as reflected in the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii);

                           (x) Liens securing other Indebtedness provided that the Obligations of the Borrower and its Subsidiaries hereunder and under the other Loan Documents are secured equally and ratably with such other Indebtedness; and

                           (xi) Liens arising in connection with the pledge of any Equity Interests in any Project Finance Subsidiary, so long as such Liens secure only Project Financing.

                  (b) Indebtedness of Subsidiaries. Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness except:

                           (i) Indebtedness incurred in the ordinary course of business and consistent with the past practices of the Borrower's Subsidiaries;

                           (ii) Existing Indebtedness, including any extension, renewal, refinancing or replacement thereof;

                           (iii)    Project Financing;

                           (iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

                           (v)      Indebtedness referred to in Section
                  5.02(a)(iii) and 5.02(a)(iv) and secured by Liens permitted thereby;

                           (vi)     Indebtedness under Securitization
                  Transactions;

                           (vii) Additional Indebtedness, provided that at the time of the creation, incurrence or assumption of such Indebtedness, the aggregate principal amount thereof taken together with the aggregate principal amount of outstanding Indebtedness incurred in reliance on this clause (vii) and the aggregate principal amount of outstanding Indebtedness secured by Liens permitted under clause (ix) of Section 5.02(a), shall not exceed 15% of Consolidated Net Worth, as reflected in the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii);

                           (viii) Indebtedness of Subsidiaries that are special-purpose business trusts under trust preferred securities that are guaranteed by the Borrower;

                           (ix) Indebtedness of Subsidiary Guarantors so long as such Subsidiary's guaranty remains in effect for so long as such Indebtedness is outstanding; and

                           (x) Indebtedness under the Revolving Credit Agreement and the Master LC Facility Agreement.

                  (c) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that:

                           (i) the Borrower may declare and may pay, once declared, dividends and distributions payable on stock of the Borrower only at levels per outstanding share in effect as of the Availability Date (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the date hereof so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction); provided that (i) if an Event of Default shall have occurred and be continuing or shall result therefrom, no such declaration shall be permitted if any Advances are then outstanding and (ii) if an Event of Default under Section 6.01(a) shall have occurred and be continuing, no payment or distribution shall be permitted if any Advances are then outstanding;

                           (ii) any Subsidiary of the Borrower may declare and pay dividends and distributions to the Borrower;

                           (iii) any Subsidiary of the Borrower may pay dividends or distributions to all holders of a class of Equity Interests of such Subsidiary on a pro rata basis or on a basis that is more favorable to the Borrower;

                           (iv) the Borrower or any Subsidiary may redeem, repurchase, retire or otherwise acquire any of its Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower;

                           (v) the Borrower or any Subsidiary of the Borrower may redeem, repurchase, retire or otherwise acquire any of its Equity Interests in connection with a compensation plan, program or practice; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $20 million in any fiscal year of the Borrower;

                           (vi) DII may purchase common stock of the Borrower from HESI pursuant to the Stock Agreement; and

                           (vii) the Borrower and any Subsidiary of the Borrower may grant, issue, distribute or dividend Equity Interests to its directors, officers and employees and make or permit the vesting, lapse, exercise or payment of Equity Interests in options, restricted stock, performance awards (in the form of either cash or stock of the Borrower), and other similar grants and awards pursuant to existing (or substantially similar replacement or amended) compensation plans, programs or practices.

         For purposes of clarification, it is agreed and understood that Section 5.02(c) does not restrict the issuance, grant, dividend or distribution of Equity Interests.

                  (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that this Section 5.02(d) shall not prohibit any such merger or consolidation if (1) at the time of, and immediately after giving effect to, such merger or consolidation, no Default or Event of Default exists or would result therefrom, (2) the Borrower is the surviving corporation in such merger or consolidation, and (3) the Borrower shall continue to have senior unsecured long-term debt rated at least BBB- by S&P and Baa3 by Moody's.

                  (e) Use of Proceeds. Use the proceeds of any Advance or any Letter of Credit for any purpose other than for general corporate purposes of the Borrower or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), except that this clause (ii) shall not prohibit the Borrower from using proceeds of the Advances to purchase its own common stock if the aggregate amount of all such proceeds so used does not exceed $100,000,000 and if each Notice of Borrowing pertaining to such Advances specified that such proceeds would be so used, (iii) to extend credit to others for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), or (iv) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                  (f) Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy in cash prior to the scheduled maturity thereof in any manner any Indebtedness, or permit any of its Subsidiaries to do so, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required prepayments or redemptions of Indebtedness that is otherwise permitted under this Agreement, (iii) the payment of intercompany Indebtedness, (iv) the payment of Project Financing by a Project Finance Subsidiary and (v) the prepayment of any Indebtedness provided that the aggregate principal amount of such prepayments as to any single item of Indebtedness shall not exceed $1,000,000, or amend, modify or change in any manner any term or condition relating to repayment or redemption of the principal amount of any such Indebtedness if the result of such amendment or modification would be to cause any principal payment to be due prior to the Maturity Date which prior to such amendment or modification was due after the Maturity Date.

         Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will:

                  (a) Interest Charge Coverage Ratio. Not permit the Interest Charge Coverage Ratio as of the end of a fiscal quarter to be less than 3.50 to 1.00.

                  (b) Consolidated Debt to Total Consolidated Capitalization Ratio. Maintain at all times a maximum Consolidated Debt to Total Consolidated Capitalization Ratio of 0.55 to 1.00.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

         Section 6.01 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or any fees hereunder or other amount payable hereunder or the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii), within five Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

                  (b) Any representation, warranty or certification made by the Borrower (or any of its officers) herein pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by the Borrower pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

                  (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (d), (e), or
         (i), 5.02 or 5.03 of this Agreement; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in
         Section 5.01 or any other term, covenant or agreement contained in any Loan Document (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by the Agent or by any Bank; or

                  (d) The Borrower or any material Subsidiary of the Borrower shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Debt (other than Project Financing or Permitted Non-Recourse Debt) (whether principal, interest, premium or otherwise) of, or directly or indirectly guaranteed by, the Borrower or any such material Subsidiary, as the case may be, in excess of $75,000,000 or the Borrower or any material Subsidiary of the Borrower shall default in the performance or observance of any obligation or condition with respect to any such Debt (other than Project Financing or Permitted Non-Recourse Debt) if the effect of such default is to accelerate the maturity of or require the posting of cash collateral with respect to any such Debt or, in any case, any such Debt shall become due prior to its stated maturity (other than by a regularly-scheduled required payment and mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds); provided that for the avoidance of doubt the parties acknowledge and agree that (i) any payment required to be made under a guaranty or letter of credit reimbursement agreement described in the definition herein of Debt shall be due and payable at the time such payment is due and payable under the terms of such guaranty or letter of credit reimbursement agreement (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation guaranteed having become due and (ii) the conversion of the Convertible Notes shall not be a Default or Event of Default hereunder; or

                  (e) The Borrower or any material Subsidiary of the Borrower (other than a Filing Entity in connection with the filing of the Chapter 11 Cases) shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 120 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or the Borrower or any such material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e) (other than in connection with the filing of the Chapter 11 Cases); or

                  (f) Any final, non-appealable judgment or order by a court of competent jurisdiction for the payment of money in excess of $75,000,000 over and above the amount of insurance coverage available from a financially sound insurer that has acknowledged coverage shall be rendered against the Borrower or any material Subsidiary of the Borrower and not discharged within 30 days after such order or judgment becomes final; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any material Subsidiary of the Borrower and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

                  (g) The Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Banks, shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (A) the Commitment of each Bank and the obligation of each Bank to make Advances shall automatically be terminated, and (B) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE VII
                                    THE AGENT

         Section 7.01 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or of any other Loan Document, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to any Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         Section 7.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents or any other instrument or document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of Loan Documents or any other instrument or document on the part of the Borrower or any Subsidiary of the Borrower or to inspect the Property (including the books and records) of the Borrower or any Subsidiary of the Borrower; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document; and (v) shall incur no liability under or in respect of any of Loan Documents or any other instrument or document by acting upon any notice (including telephonic notice), consent, certificate or other instrument or writing (which may be by facsimile, telegram or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

         Section 7.03 The Agent and its Affiliates. With respect to its Commitment, the Advances owed to it and the Notes issued to it, each Bank which is also the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include any Bank serving as the Agent in its individual capacity. Any Bank serving as the Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Affiliate of the Borrower and any Person who may do business with or own securities of the Borrower or any Affiliate of the Borrower, all as if such Bank were not the Agent and without any duty to account therefor to the Banks.

         Section 7.04 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document.

         Section 7.05 Indemnification. The Banks agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of the Banks (or if no Advances are at the time outstanding or if any Notes are held by Persons which are not Banks, ratably according to either (a) the respective amounts of the Banks' Commitments, or (b) if no Commitments are at the time outstanding, the respective amounts of the Commitments immediately prior to the time the Commitments ceased to be outstanding), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith, or any action taken or omitted by the Agent under any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith ("Indemnified Costs"); provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for such Bank's ratable share of any costs and expenses (including, without limitation, counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any other Agent, any Bank or a third party.

         Section 7.06 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent which, if such successor Agent is not a Bank, is approved by the Borrower (which approval will not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Banks (and, if not a Bank, approved by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         Section 7.07 Co-Lead Arrangers, Syndication Agent, Documentation Agent. The Co-Lead Arrangers, Syndication Agent and Documentation Agent shall have no duties, obligations or liabilities hereunder or in connection herewith.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitment of any Bank or subject any Bank to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Banks or any of them to take any action hereunder or (f) amend Section
2.13 or this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any of the Notes.

         Section 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), (i) if to the Borrower, at its address at 1401 McKinney, Suite 2400, Houston, Texas 77010-4035 Attention: Jerry H. Blurton, Vice President and Treasurer, Facsimile:
(713) 759-2686; (ii) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule III hereto;
(iii) if to any other Banks, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it becomes a Bank; (iv) if to the Agent, at the addresses set forth below:

                           Citicorp North America, Inc.
                           Two Penns Way, Suite 200
                           New Castle, Delaware 19720
                           Facsimile No.: (302) 894-6120
                           Attention: Bank Loan Syndications Department

                           with a copy to:

                           Citicorp North America, Inc.
                           1200 Smith Street, Suite 2000
                           Houston, Texas 77002
                           Facsimile No.: (713) 654-2849
                           Attention: Amy Pincu, Vice President

(but references herein to the address of the Agent for purposes of payments or making available funds or for purposes of Section 8.08(c) shall not include the address to which copies are to be sent); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(d)(i),
(ii), (iii) or (vi), unless delivered by posting to a website as provided in
Section 5.01(d), shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. Each such notice or communication shall be effective (i) if mailed, upon receipt, (ii) if delivered by hand, upon delivery with written receipt, and (iii) if telecopied, when receipt is confirmed by telephone, except that any notice or communication to the Agent pursuant to this Agreement shall not be effective until actually received by the Agent.

                  (b) So long as CNAI or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(d)(i), (ii),
(iii) or (vi), unless delivered by posting to a website as provided in Section 5.01(d), shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Banks by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Banks by posting such notices on Intralinks, "e-Disclosure", the Agent's internet delivery system that is part of Fixed Income Direct, Global Fixed Income's primary web portal, or a substantially similar electronic system (the "Platform"). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform. Notices and other communications to the Banks and the Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                  (c) Each Bank agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or facsimile. Each Bank agrees (i) to notify the Agent in writing of such Bank's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.

         Section 8.03 No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 8.04 Expenses and Taxes; Compensation. (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers and the Agent and each of their respective affiliates in connection with the preparation, execution, delivery and administration of the Loan Documents and the other documents and instruments delivered hereunder or in connection with any amendments, modifications, consents or waivers in connection with the Loan Documents, (ii) all reasonable fees and expenses of counsel for the Co-Lead Arrangers and the Agent, during the existence of any Event of Default, any Bank with respect to advising the Agent or, during the existence of any Event of Default, any Bank as to its rights and responsibilities under the Loan Documents and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of the Co-Lead Arrangers, the Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents (including the enforcement of rights under this Section 8.04(a)) and the other documents and instruments delivered hereunder and rights and remedies hereunder and thereunder.

                  (b) If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.08, Section 2.09, Section 2.14, Section 2.15 or
Section 2.16, acceleration of the maturity of the Advances pursuant to Section
6.01 or for any other reason, the Borrower shall, within 15 days after demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

                  (c) The Borrower agrees to indemnify and hold harmless the Agent, the Banks, the Co-Lead Arrangers and their respective directors, officers, employees, affiliates, advisors, attorneys and agents (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties in connection with or arising out of (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) the existence of any condition on any property of the Borrower or any of its Subsidiaries that constitutes a violation of any environmental protection law or any other law, rule, regulation or order, or
(iii) any investigation, litigation, or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Loan Document, including, without limitation, any transaction in which any proceeds of any Advance are applied, including, without limitation, in each of the foregoing cases, any such claim, damage, loss, liability or expense resulting from the negligence of any Indemnified Party, but excluding any such claim, damage, loss, liability or expense sought to be recovered by any Indemnified Party to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

                  (d) Except as set forth in the next succeeding sentence, each of the Banks and the Agent and each of their respective directors, officers, employees, affiliates, advisors and agents shall not be liable to the Borrower for, and the Borrower agrees not to assert any claim for, amounts constituting special, indirect, consequential, punitive, treble or exemplary damages arising out of or in connection with any breach by such Bank or the Agent of any of its obligations hereunder. If the Borrower becomes liable to a third party for amounts constituting punitive, treble or exemplary damages as a result of a breach of an obligation hereunder by a Bank or the Agent, as the case may be, the Borrower shall be entitled to claim and recover (and does not waive its rights to claim and recover) such amounts from such Bank or the Agent, as the case may be, to the extent such Bank or the Agent, as the case may be, would be liable to the Borrower for such amounts but for the limitation set forth in the preceding sentence.

                  (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower under
Section 2.11, Section 2.12 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.

         Section 8.05 Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making by the Required Banks of the request or the granting by the Required Banks of the consent specified by
Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or by any branch, agency, subsidiary or other Affiliate of such Bank, wherever located) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note held by such Bank or any other Loan Document, whether or not such Bank shall have made any demand under this Agreement or any such Note or any other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

         Section 8.06 Limitation and Adjustment of Interest. (a) Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower. In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

                  (b) In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect. In the event that upon the final payment of the Advances made by any Bank and termination of the Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

         Section 8.07 Binding Effect. This Agreement shall become effective as provided in Section 3.01 hereof and thereafter shall be binding upon and inure to the benefit of the Borrower and the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of all of the Banks.

         Section 8.08 Assignments and Participations. (a) Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                  (c) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Revolving Credit Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes a new Note payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A).

                  (e) Each Bank may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by the Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with
Section 8.11.

                  (g) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.

         Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same

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agreement. Delivery of an executed counterpart of a signature page to this
Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

         Section 8.10 Jurisdiction; Damages. To the fullest extent it may effectively do so under applicable law, (i) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of any New York state court or federal court sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (ii) each of the parties hereto hereby irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding and any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; (iii) the Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address specified in Section 8.02; and (iv) each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the rights of any Bank or the Agent to serve legal process in any other manner permitted by law or affect the right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement, any of the Notes or any other instrument or document furnished pursuant hereto or in connection herewith in the courts of any other jurisdiction. Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section
8.11 any exemplary or punitive damages. The Borrower hereby further irrevocably waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.11 any special or consequential damages.

         Section 8.11 Confidentiality. Each Bank agrees that it will use reasonable efforts, to the extent not inconsistent with practical business requirements, not to disclose without the prior consent of the Borrower (other than to employees, auditors, accountants, counsel or other professional advisors of the Agent or any Bank) any information with respect to the Borrower or its Subsidiaries or the Transaction which is furnished pursuant to this Agreement, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over any Bank or submitted to or required by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to any Bank, (e) to any assignee, participant, prospective assignee, or prospective participant that has agreed to comply with this Section 8.12, (f) in connection with the exercise of any remedy by any Bank pertaining to this Agreement, any of the Notes or any other document or instrument delivered in connection herewith,
(g) in connection with any litigation involving any Bank pertaining to any Loan Document or any other document or instrument delivered in connection herewith,
(h) to any Bank or the Agent, or (i) to any Affiliate of any Bank. Notwithstanding anything herein to the contrary, the Borrower and its representatives, the Co-Lead Arrangers, Agent and Banks, and their representatives, may disclose to any and all persons, without limitation of any kind, the United States tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Co-Lead Arrangers, Agent or Banks, as the case may be, relating to such United States tax treatment or tax structure.

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         Section 8.12 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the intent of the parties set forth above, (i) Chapter 346 of the Texas Finance Code (formerly known as Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925), as amended (relating to revolving loans and revolving triparty accounts), shall not apply to this Agreement, the Notes or the transactions contemplated hereby, and (ii) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code (formerly known as Article 5069-1.04 of the Revised Civil Statutes of Texas), as amended.

                    [Remainder of page intentionally blank.]

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         Section 8.13 Waiver of Jury Trial. Each of the Borrower, the Agent and
the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BORROWER:

                                        HALLIBURTON COMPANY

                                        By: ____________________________________
                                        Name:
                                        Title:

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